Exhibit 23

                        Consent of Independent Auditors'

The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-57736) on Form S-8 of First Niagara Financial Group, Inc. of our report dated January 24, 2003, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Niagara Financial Group, Inc. Our report included an explanatory paragraph describing the adoption prospectively of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ KPMG LLP

March 24, 2003
Buffalo, New York